Exhibit 4.2

THE REGISTERED HOLDER OF THIS PURCHASE WARRANT BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS PURCHASE WARRANT EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS PURCHASE WARRANT AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE WARRANT FOR A PERIOD OF ONE HUNDRED EIGHTY DAYS FOLLOWING THE EFFECTIVE DATE (DEFINED BELOW) TO ANYONE OTHER THAN BREAN CAPITAL, LLC, SUMMER STREET RESEARCH PARTNERS OR AN UNDERWRITER OR A SELECTED DEALER IN CONNECTION WITH THE OFFERING, OR AS OTHERWISE PROVIDED HEREIN.

THIS PURCHASE WARRANT IS NOT EXERCISABLE PRIOR TO [                    ] [DATE THAT IS ONE YEAR FROM THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT RELATED TO THIS OFFERING]. VOID AFTER 5:00 P.M., EASTERN TIME, [                    ] [DATE THAT IS FIVE YEARS FROM THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT RELATED TO THIS OFFERING].

COMMON STOCK PURCHASE WARRANT

For the Purchase of [                ] Shares of Common Stock

of

MICROLIN BIO, INC.

1. Purchase Warrant. THIS CERTIFIES THAT, in consideration of funds duly paid by or on behalf of [Brean Capital, LLC [OR] Summer Street Research Partners] (“Holder”), as registered owner of this warrant (a “Purchase Warrant”), to MicroLin Bio, Inc., a Delaware corporation (the “Company”), Holder is entitled, at any time or from time to time from [                    ] [DATE THAT IS THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT RELATED TO THIS OFFERING] (the “Commencement Date”), and until at or before 5:00 p.m., Eastern time, [                    ] [DATE THAT IS FIVE YEARS FROM THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT RELATED TO THIS OFFERING] (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [                    ] shares [5% of shares sold in the Offering (excluding overallotment)]of common stock of the Company, par value $0.000001 per share (the “Shares”), subject to adjustment as provided in Section 6 hereof. If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Purchase Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate this Purchase Warrant. This Purchase Warrant is initially exercisable at $[        ] per Share [120% of the price of the Company’s common stock sold in the Offering]; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Warrant, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context. The term “Effective Date” shall mean [                    ], the date on which the Registration Statement on Form S-1 (File No. 333-193315) of the Company was declared effective by the Securities and Exchange Commission.

2. Exercise.

2.1 Exercise Form. In order to exercise this Purchase Warrant, a duly executed facsimile copy of the exercise form attached hereto (“Notice of Exercise”) must be duly executed and completed and delivered to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company). If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Purchase Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire. Within three (3) trading days following the date of exercise as aforesaid, the Holder shall deliver payment of the Exercise Price for the Shares being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check unless the cashless exercise procedure specified in Section 2.2 below is specified in the applicable Notice of Exercise. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Purchase Warrant to the Company until the Holder has purchased all of the Shares available hereunder and the Purchase Warrant has been exercised in full, in which case, the Holder shall surrender this Purchase Warrant to the Company for cancellation within three (3) trading days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Purchase Warrant resulting in purchases of a portion of the total number of Shares available hereunder shall have the effect of lowering the outstanding number of Shares purchasable hereunder in an amount equal to the applicable number of Shares purchased.  The Holder and the Company shall maintain records showing the number of Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise attached hereto within one (1) Business Day of receipt of such notice.  The Holder and any assignee, by acceptance of this Purchase Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Shares hereunder, the number of Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

2.2 Cashless Exercise.  This Purchase Warrant may also be exercised, in whole or in part, at any time by means of a “cashless exercise” in which the Holder may elect to receive the number of Shares equal to the value of this Purchase Warrant (or the portion thereof being exercised), by surrender of this Purchase Warrant to the Company, together with the Notice of Exercise attached hereto, in which event the Company shall issue to Holder Shares in accordance with the following formula:

X =		Y(A-B)
A

Where,

	X	=	The number of Shares to be issued to Holder;

	Y	=	The number of Shares for which the Purchase Warrant is being exercised;

	A	=	The fair market value of one Share; and

	B	=	The Exercise Price.

For purposes of this Section 2.2, the fair market value of a Share is defined as follows:

(i)	if the Company’s common stock is traded on a securities exchange, the value shall be deemed to be the closing price on such exchange on the date immediately prior to the date of the Notice of Exercise being submitted in connection with the exercise of the Purchase Warrant; or

(ii)	if the Company’s common stock is actively traded over-the-counter, the value shall be deemed to be the closing bid price on the date immediately prior to the date of the Notice of Exercise being submitted in connection with the exercise of the Purchase Warrant; if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Company’s Board of Directors.

2.3 Legend. Each certificate representing Shares shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (the “Securities Act”):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state law. Neither the securities nor any interest therein may be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the Securities Act and applicable state law which, in the opinion of counsel to the Company, is available.”

2.4 Mechanics. Delivery of Certificates Upon Exercise.  Certificates for shares purchased hereunder shall be transmitted by the transfer agent to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Shares to or resale of the Shares by Holder or (B) this Purchase Warrant is being exercised via cashless exercise, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is three (3) trading days after the latest of (A) the delivery to the Company of the Notice of Exercise, (B) surrender of this Purchase Warrant (if required) and (C) payment of the aggregate Exercise Price as set forth above (including by cashless exercise) (such date, the “Warrant Share Delivery Date”).   The Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Purchase Warrant has been exercised, with payment to the Company of the Exercise Price (or by cashless exercise) and all taxes required to be paid by the Holder, if any, prior to the issuance of such shares, having been paid. If the Company fails for any reason to deliver to the Holder certificates evidencing the Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Shares subject to such exercise (based on the fair market value of the Common Stock on the date of the applicable Notice of Exercise), $10 per trading day (increasing to $20 per Trading Day on the fifth trading day after such liquidated damages begin to accrue) for each trading day after such Warrant Share Delivery Date until such certificates are delivered or Holder rescinds such exercise. If the Company fails to cause the transfer agent to transmit to the Holder a certificate or the certificates representing the Shares pursuant to this section by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

2.5 Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise.  In addition to any other rights available to the Holder, if the Company fails to cause the transfer Agent to transmit to the Holder a certificate or the certificates representing the Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Purchase Warrant and equivalent number of Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Purchase Warrant as required pursuant to the terms hereof.

2.6 Charges, Taxes and Expenses.  Issuance of certificates for Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Shares are to be issued in a name other than the name of the Holder, this Purchase Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.  The Company shall pay all transfer Agent fees required for same-day processing of any Notice of Exercise.

2.7 Closing of Books.  The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Purchase Warrant, pursuant to the terms hereof.

3. Transfer.

3.1 General Restrictions on Transfer of Purchase Warrant. The Holder of this Purchase Warrant agrees by his, her or its acceptance hereof, that such Holder will not: (a) sell, transfer, assign, pledge or hypothecate this Purchase Warrant for a period of one hundred eighty (180) days following the Effective Date to anyone other than: (i) Brean Capital, LLC (“Brean”), Summer Street Research Partners (“SSRP”) or an underwriter or a selected dealer participating in the offering, or (ii) a bona fide employee, officer, director, affiliate or designee of Brean, SSRP or of any such underwriter or selected dealer, or (b) cause this Purchase Warrant or the Shares to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Purchase Warrant or the Shares, in the case of both (a) and (b) in accordance with FINRA Rule 5110(g)(1), except as provided for in FINRA Rule 5110(g)(2). On and after 180 days after the Effective Date, transfers of this Purchase Warrant to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment of this Purchase Warrant, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Purchase Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within three (3) business days transfer this Purchase Warrant on the books of the Company and shall execute and deliver a new Purchase Warrant or Purchase Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2 Restrictions Imposed by the Securities Act. The securities evidenced by this Purchase Warrant shall not be transferred unless and until: (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Securities Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, or (ii) a registration statement or a post-effective amendment to the Registration Statement relating to the offer and sale of such securities has been filed by the Company and declared effective by the U.S. Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities law has been established.

4. Registration Rights.

4.1 “Piggy-Back” Registration.

4.1.1 Grant of Right. The Holder shall have the right, for a period of five (5) years following the Effective Date, to include the Shares underlying the Purchase Warrants (collectively, the “Registrable Securities”) as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or pursuant to Form S-8 or any equivalent form); provided, however, that if, solely in connection with any primary underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of shares of common stock which may be included in the Registration Statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities with respect to which the Holder requested inclusion hereunder as the underwriter shall reasonably permit. Any exclusion of Registrable Securities shall be made pro rata among the Holder(s) seeking to include Registrable Securities in proportion to the number of Registrable Securities sought to be included by such Holder(s); provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in such Registration Statement or are not entitled to pro rata inclusion with the Registrable Securities.

4.1.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities pursuant to Section 4.1.1 hereof, but the Holder(s) shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holder(s) to represent them in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then Holder(s) of outstanding Registrable Securities with not less than thirty (30) days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holder(s) shall continue to be given for each registration statement filed by the Company until such time as all of the Registrable Securities have been sold by the Holder. The holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice within ten (10) days of the receipt of the Company’s notice of its intention to file a registration statement. Except as otherwise provided in this Purchase Warrant, there shall be no limit on the number of times the Holder may request registration under this Section 4.1.2; provided, however, that such “piggy-back” registration rights shall terminate on the fifth anniversary of the Effective Date in accordance with FINRA Rule 5110(f)(2)(H)(v).

4.2 General Terms.

4.2.1 Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holder(s) within the meaning of Section 15 of the Securities Act or Section 20 (a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Underwriters under Section 5.1 of the Underwriting Agreement between Brean, SSRP (as Representatives of the several Underwriters named on Schedule 1 attached thereto) and the Company, dated as of [            ], 2014 (the “Underwriting Agreement”). The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holder(s), or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 5.2 of the Underwriting Agreement pursuant to which the Underwriters have agreed to indemnify the Company.

4.2.2 Exercise of Purchase Warrants. Nothing contained in this Purchase Warrant shall be construed as requiring the Holder(s) to exercise their Purchase Warrants prior to or after the initial filing of any registration statement or the effectiveness thereof.

4.2.3 Documents Delivered to Holder(s). The Company shall deliver promptly to each Holder participating in the offering requesting the correspondence and memoranda described below and to the managing underwriter, if any, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of FINRA. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times as any such Holder shall reasonably request.

4.2.4 Underwriting Agreement. The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holder(s) whose Registrable Securities are being registered pursuant to this Section 4, which managing underwriter(s) shall be reasonably satisfactory to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriter(s), and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter(s). The Holder(s) shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holder(s). Such Holder(s) shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holder(s), their Shares and their intended methods of distribution.

4.2.5 Documents to be Delivered by Holder(s). Each of the Holder(s) participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling security holders.

4.2.6 Damages. Should the registration or the effectiveness thereof required by Section 4.1 hereof be delayed by the Company or the Company otherwise fails to comply with such provisions, the Holder(s) shall, in addition to any other legal or other relief available to the Holder(s), be entitled to obtain specific performance or other equitable (including injunctive) relief against the threatened breach of such provisions or the continuation of any such breach, without the necessity of proving actual damages and without the necessity of posting bond or other security.

5. New Purchase Warrants to be Issued.

5.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereto, the Company shall cause to be delivered to the Holder without charge a new Purchase Warrant of like tenor to this Purchase Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Purchase Warrant has not been exercised or assigned.

5.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Warrant of like tenor and date. Any such new Purchase Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

6. Adjustments.

6.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Shares underlying the Purchase Warrant shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1 Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding shares of the Company’s common stock is increased by a stock dividend payable in shares of the Company’s common stock or by a split up of shares of the Company’s common stock or other similar event, then, on the effective day thereof, the number of Shares purchasable hereunder shall be increased in proportion to such increase in outstanding shares of the Company’s common stock, and the Exercise Price shall be proportionately decreased.

6.1.2 Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding shares of the Company’s common stock is decreased by a consolidation, combination or reclassification of shares of the Company’s common stock or other similar event, then, on the effective date thereof, the number of Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares of the Company’s common stock, and the Exercise Price shall be proportionately increased.

6.1.3 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of the Company’s common stock other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such shares, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporation (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of the Company’s common stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Warrant shall have the right thereafter (until the expiration of the right of exercise of this Purchase Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of shares of the Company’s common stock of the Company obtainable upon exercise of this Purchase Warrant immediately prior to such event; and if any reclassification also results in a change in shares of the Company’s common stock covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

6.1.4 Subsequent Rights Offerings.  In addition to any adjustments pursuant to the other subsections of this Section, if at any time the Company grants, issues or sells any Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Purchase Warrant (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

6.1.5 Pro Rata Distributions.  If the Company, at any time while this Purchase Warrant is outstanding, shall distribute to all holders of Common Stock (and not to the Holder) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 6.1.4), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the fair market value determined as of the record date mentioned above, and of which the numerator shall be such fair market value on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith.  In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

6.1.6 Fundamental Transaction. If, at any time while this Purchase Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Purchase Warrant, the Holder shall have the right to receive, for each Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Purchase Warrant is exercisable immediately prior to such Fundamental Transaction.  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Purchase Warrant following such Fundamental Transaction.  Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, including, but not limited to, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase this Purchase Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Purchase Warrant on the date of the consummation of such Fundamental Transaction.  “Black Scholes Value” means the value of this Purchase Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date.  The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Purchase Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Purchase Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Purchase Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Purchase Warrant prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Purchase Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Purchase Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Purchase Warrant with the same effect as if such Successor Entity had been named as the Company herein.

6.1.7 Changes in Form of Purchase Warrant. This form of Purchase Warrant need not be changed because of any change pursuant to this Section 6.1, and Purchase Warrants issued after such change may state the same Exercise Price and the same number of Shares as are stated in the Purchase Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.1.8 Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

6.2 Substitute Purchase Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding shares of the Company’s common stock), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Purchase Warrant providing that the holder of each Purchase Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Warrant) to receive, upon exercise of such Purchase Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of shares of the Company’s common stock for which such Purchase Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental Purchase Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 6. The above provision of this Section shall similarly apply to successive consolidations or share reconstructions or amalgamations.

6.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares upon the exercise of the Purchase Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Shares or other securities, properties or rights.

7. Reservation and Listing. The Company shall at all times reserve and keep available out of its shares of authorized capital stock, solely for the purpose of issuance upon exercise of the Purchase Warrants, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Purchase Warrants and payment of the Exercise Price therefor, in accordance with the terms hereby, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. The Company further covenants and agrees that upon exercise of the Purchase Warrants and payment of the exercise price therefor, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. As long as the Purchase Warrants shall be outstanding, the Company shall use its commercially reasonable efforts to cause the Company’s common stock to be listed (subject to official notice of issuance) on all national securities exchanges (or, if applicable, on the OTC Bulletin Board or any successor trading market) on which the shares of common stock issued to the public in the Company’s initial public offering may then be listed and/or quoted.

8. Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holder(s) the right to vote or consent or to receive notice as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Purchase Warrants and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of shares of the Company’s common stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of shares of the Company’s common stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed, (iv) thirty (30) days prior to the Expiration Date, (iv) the occurrence of a Fundamental Transaction, (v) the merger or consolidation of the Company, or (vi) effect a liquidation, dissolution or winding up of the Company.

8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holder(s) of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Warrant shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: (i) if to the registered Holder of the Purchase Warrant where such registered Holder is any Holder other than Sunrise, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company or to Sunrise, to following address or to such other address as the Company may designate by notice to the Holder(s):

If to Brean:

Brean Capital, LLC

1535 Avenue of the Americas, 29th Floor

New York, New York

Attention: General Counsel

Fax No.: [_____]

If to Summer Street Research Partners:

Summer Street Research Partners

101 Arch Street, Suite 2010

Boston, Massachusetts 02110

Attention: General Counsel

Fax No.: [_____]

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One International Place

Boston, Massachusetts 02110

Attention: Robert E. Puopolo, Esq.

Fax No.: (617) 279-8433

If to the Company:

MicroLin Bio, Inc.

302 W. 12th St., Suite 114

New York, New York 10014

Attention: Joseph Hernandez, Chief Executive Officer

Fax No.: [_____]

with a copy (which shall not constitute notice) to:

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, New York 10017

Attention: Faith L. Charles, Esq.

Fax No.: (212) 344-6101

9. Miscellaneous.

9.1 Amendments. The Company, Brean and SSRP may from time to time supplement or amend this Purchase Warrant without the approval of any of the Holder(s) in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Sunrise may deem necessary or desirable and that the Company and Sunrise deem shall not adversely affect the interest of the Holder(s). All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Warrant.

9.3. Entire Agreement. This Purchase Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 Binding Effect. This Purchase Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Warrant or any provisions herein contained.

9.5 Governing Law; Submission to Jurisdiction; Trial by Jury. This Purchase Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Warrant shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

9.6 Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7 Execution in Counterparts. This Purchase Warrant may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Such counterparts may be delivered by facsimile transmission or other electronic transmission.

9.8 Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Purchase Warrant, Holder agrees that, at any time prior to the complete exercise of this Purchase Warrant by Holder, if the Company, Brean and SSRP enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Purchase Warrants will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Purchase Warrant to be signed by its duly authorized officer as of the      day of         , 2014.

MicroLin Bio, Inc.

By:
Name:

Title:

[Form to be used to exercise Purchase Warrant]

Date:             , 20

The undersigned hereby elects irrevocably to exercise the Purchase Warrant for                  shares of common stock, par value $0.000001 per share (the “Shares”), of MicroLin Bio, Inc., a Delaware corporation (the “Company”), and hereby makes payment of $         (at the rate of $         per Share) in payment of the Exercise Price pursuant thereto. Please issue the Shares as to which this Purchase Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchase Warrant representing the number of Shares for which this Purchase Warrant has not been exercised.

or

The undersigned hereby elects irrevocably to convert its right to purchase              Shares of the Company under the Purchase Warrant for                  Shares, as determined in accordance with the following formula:

Y(A-B)
	X	=	A

Where,

	X	=	The number of Shares to be issued to Holder;

	Y	=	The number of Shares for which the Purchase Warrant is being exercised;

	A	=	The fair market value of one Share which is equal to $ ; and

	B	=	The Exercise Price which is equal to $ per share

The undersigned agrees and acknowledges that the calculation set forth above is subject to confirmation by the Company and any disagreement with respect to the calculation shall be resolved by the Company in its sole discretion.

Please issue the Shares as to which this Purchase Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchase Warrant representing the number of Shares for which this Purchase Warrant has not been converted.

Signature

Signature Guaranteed

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:

(Print in Block Letters)

Address:

NOTICE: The signature to this form must correspond with the name as written upon the face of the Purchase Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

[Form to be used to assign Purchase Warrant]

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Warrant):

FOR VALUE RECEIVED,                      does hereby sell, assign and transfer unto the right to purchase shares of common stock, par value $0.000001 per share, of MicroLin Bio, Inc., a Delaware corporation (the “Company”), evidenced by the Purchase Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: , 20

Signature

Signature Guaranteed

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Purchase Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.